NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF ANY RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER OR TO PURSUE ANY OTHER TRANSACTION UNDER RULE 2.7 OF THE CITY CODE ON TAKEOVERS AND MERGERS (THE "CODE"). ACCORDINGLY, XENETIC SHAREHOLDERS ARE ADVISED THAT THERE CAN BE NO CERTAINTY THAT A FORMAL OFFER FOR XENETIC WILL BE MADE OR ANY OTHER TRANSACTION PURSUED.

21 October 2013

GENERAL SALES & LEASING, INC.

POSSIBLE OFFER FOR XENETIC BIOSCIENCES PLC

The boards of General Sales & Leasing, Inc. ("GSL") and Xenetic Biosciences plc ("Xenetic") are pleased to announce that they have entered into non-binding discussions with a view toward GSL making an all share offer for the entire issued and to be issued share capital of Xenetic (the "Offer"), to be effected by a UK Court sanctioned scheme of arrangement ("Scheme") under the Companies Act 2006. Through the Offer, the Xenetic board hopes to facilitate its access to a quotation on a US stock market more easily, more quickly and in a more cost-effective manner than would be possible were Xenetic to apply for such a quotation itself. There is no guarantee that any Offer will be made.

Background

The Xenetic board has considered a number of options to achieve its goal of achieving a US listing, including seeking a quotation of Xenetic's shares directly on a US stock market and seeking a merger with an existing US quoted biotechnology company with complementary activities. Following careful consideration of the issues, the board of Xenetic has determined that the best way is to be acquired by a SEC reporting, unlisted company, which can achieve a quotation on a major US stock market within a reasonable period.

Following discussions with a number of possible candidates, Xenetic has entered into non-binding discussions with a view to GSL making an all share offer for the entire issued and to be issued share capital of Xenetic, to be effected by the Scheme. Accordingly, there are now no discussions underway with other possible candidates and, whilst discussions with GSL continue, Xenetic does not intend to commence similar discussions with new possible candidates.

GSL is a Nevada based, fully-reporting operating company currently trading on the US Over-the-Counter Bulletin Board with the attributes considered by the board of Xenetic to be important to achieve its aims of obtaining a quotation on a US stock market. GSL was incorporated in August 2011 for the purpose of owning and operating helicopters for use in sightseeing tours and as pilot training aircraft. It is currently anticipated that, subject to completion of the Scheme, GSL will simultaneously dispose of its entire current business so that the sole focus of the new group will be on the business of Xenetic. Additionally, the sole director of GSL will resign from its board in favour of directors to be appointed from the board of Xenetic.

Filing with the High Court in London

To facilitate the Scheme, and to enable Xenetic to achieve its aim of securing an Offer during 2013, Xenetic will shortly file a Part 8 Claim Form with the High Court in London. This filing is a preliminary administrative step to start the Court formalities that form part of the Scheme process, with the intention of completing the Scheme as soon as reasonably practicable once terms have been finalised with GSL. There can be no guarantee that any Offer or other transaction will be made by GSL.

Further announcements

Xenetic and GSL will make further announcements as and when required to update shareholders.

Enquiries:

General Sales & Leasing, Inc.	+1 702 312 6255
Ari L. Nagler (President and CEO)
Kyleen Cane, Cane Clark LLP (US counsel to GSL)

Xenetic Biosciences plc	+44 (0)20 3021 1500
Colin Hill (Chief Financial Officer)

London Bridge Capital Limited	+44 (0)20 3008 6802
(Financial adviser to Xenetic) Adam Hart Zoë Weavers

N+1 Singer	+44 (0)20 7496 3000
(Nominated Adviser & Broker to Xenetic) Aubrey Powell Jenny Wyllie

If made, the Offer will be made solely by way of a Scheme document, together with an equivalent document issued by GSL pursuant to the UK Prospectus Rules, which will contain the full terms and conditions of any offer made by GSL for the entire issued and to be issued share capital of Xenetic not already owned by GSL. If the Offer is made, any response to the Offer will need to be made only on the basis of the information in that Scheme document and the equivalent document.

This announcement has been prepared in accordance with English law and the Takeover Code and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the availability of any offer to shareholders in Xenetic who are not resident in the United Kingdom may be affected by the laws or regulations of any such jurisdictions. Accordingly, any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable requirements.

London Bridge Capital, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic and no one else in connection with the Offer and will not be responsible to anyone other than Xenetic for providing the protections afforded to its clients nor for providing advice in relation to the Offer or any other matters referred to in this announcement.

N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic, as nominated adviser and broker only, and no one else in connection with the Offer and will not be responsible to anyone other than Xenetic for providing the protections afforded to its clients nor in relation to any other matters referred to in this announcement.

Disclosure requirements of the Takeover Code (the "Code")

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

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If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

Rule 2.6

In accordance with Rule 2.6(a) of the Code, GSL is required, by no later than 5pm on 18 November 2013 (the

"relevant deadline"), to either announce a firm intention to make an offer for Xenetic in accordance with Rule

2.7 of the Code or announce that it does not intend to make an Offer, in which case the announcement will be treated as a statement to which Rule 2.8 of the Takeover Code applies.

The relevant deadline will cease to apply to GSL if another offeror announces, prior to the relevant deadline, a firm intention to make an offer for Xenetic. In such circumstances, GSL will be required to clarify its intentions in accordance with Rule 2.6(d) of the Takeover Code. The relevant deadline may be extended in certain circumstances with the consent of the Panel on Takeovers and Mergers (the "Panel") and Xenetic.

Rule 2.10

In accordance with Rule 2.10 of the Takeover Code, GSL confirms that it has 135,000,000 shares of Common Stock with a par value of USD0.0001 each in issue. The ISIN reference for these securities is US3707291056. Xenetic confirms that it has 407,875,428 ordinary shares of 0.5 pence each in issue. The ISIN reference for these securities is GB00B08NWV55.

Publication on website

In accordance with Rule 30.4 of the Code, a copy of this announcement will be available on Xenetic's website: www.xeneticbio.com by no later than 12 noon on 22 October 2013 and will be posted to shareholders without delay. Neither the contents of Company's website, nor the contents of any other website accessible from hyperlinks on Xenetic's website, is incorporated into or forms part of this announcement.

This information is provided by RNS

The company news service from the London Stock Exchange

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